Exhibit 21

SUBSIDIARIES
OF
MONEYGRAM INTERNATIONAL, INC.

•	Travelers Express Company, Inc. (Minnesota)

•	CAG Inc. (Nevada)

•	Hematite Trust (Delaware)

•	Monazite Trust (Delaware)

•	Rhyolite Trust (Delaware)

•	Ferrum Trust (Delaware)

•	FSMC, Inc. (Minnesota)

•	Travelers Express Co. (P.R.), Inc. (Puerto Rico)

•	MoneyGram Payment Systems, Inc. (Delaware)

•	MoneyGram of New York LLC (Delaware)

•	MoneyGram Payment Systems Canada, Inc. (Ontario)

•	MoneyGram International Holdings Limited (United Kingdom)

•	MoneyGram International Limited (United Kingdom)

•	MIL Overseas Limited (United Kingdom)

•	Tsavorite Trust (Delaware)